Exhibit 1.1

July 18, 2014

Village Bank and Trust Financial Corp.

15521 Midlothian Turnpike

Midlothian, VA 23113

Ladies and Gentlemen:

This letter ("Engagement Letter" or the "Agreement") is to confirm the engagement of Compass Point Research & Trading, LLC ("Compass") and Boenning & Scattergood Inc. ("Boenning") (together the "Co-Managers") by Village Bank and Trust Financial Corp. (the "Company") as Co-Managers for a standby rights offering (or any other offering of common equity) of the Company's equity securities (the "Offering").

1.	Services to Be Rendered. The Co-Managers will perform such of the following services in connection with the Offering:

a.	The Co-Managers will conduct due diligence of the Company by familiarizing themselves to the extent they deem appropriate with the business, operations, financial condition and prospects of the Company;

b.	The Co-Managers will advise the Company regarding the structure of the Offering;

c.	The Co-Managers will assist the Company's management in preparing an investor presentation that describes the terms of the offered securities and the issuer, a confidentiality agreement, a standby purchaser agreement and any related marketing materials that describe the Company's operations and financial condition and include current financial data and other appropriate information about the Company, the industry in which it operates, and the structure of the transaction (together the "Standby Purchaser Documents");

d.	The Co-Managers will assist the Company's management in (i) developing a list of possible investors to serve as standby purchasers (it being understood that such participants may include parties to whom either of the Co-Managers has rendered or is now rendering investment banking services), and (ii) contacting and eliciting interest from those investors to act as standby purchasers;

e.	The Co-Managers will assist the Company's management in preparing any necessary filings required by the S.E.C. including a registration statement, prospectus, prospectus supplement or other required documents (the "Offering Documents");

f.	The Co-Managers will provide services to the Company related to providing documentation and information to shareholders, marketing the rights offering to shareholders, collecting exercised rights certificates and payment from shareholders and filing documentation with the S.E.C. and applicable market centers.

g.	The Co-Managers will provide such other financial advisory and investment banking services reasonably necessary to complete the offering.

In connection with the Co-Managers' activities on the Company's behalf, the Company agrees to cooperate with the Co-Managers and will furnish to, or cause to be furnished to, the Co-Managers all information and data concerning the Company and the Offering (the "Information") that the Co-Managers reasonably deem appropriate and will provide the Co-Managers with access to the Company's manager(s), officers, trustees, employees and advisors. The Company agrees that all Information made available to the Co-Managers by the Company with respect to itself and any Information will be complete, to the knowledge of the Company, and correct in all material respects and that any projections, forecasts or other Information provided by the Company to the Co-Managers, any other party to the Offering, or contained in the Standby Purchaser Documents and the Offering Documents, will have been provided in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify the Co-Managers if the Company believes that any Information previously provided to the Co-Managers or to any possible investor has become materially misleading. The Company acknowledges and agrees that, in rendering their services hereunder, including, without limitation, assisting the Company's management in the preparation of the Standby Purchaser Documents and the Offering Documents, the Co-Managers will be using and relying on the Information (and information available from public sources and other sources deemed reliable by the Co-Managers) without independent verification thereof or independent appraisal of any of the Company's assets or those of any possible investor. The Co-Managers do not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company. If all or any portion of the business of the Company is engaged in through subsidiaries or other affiliates, the references in this letter agreement to the Company will, when appropriate, be deemed also to include such subsidiaries or other affiliates.

The Co-Managers have the right to approve any written communication (including the Offering Documents) that refers to the Co-Managers in connection with the Offering.

It is further understood that any advice rendered by the Co-Managers pursuant to its engagement hereunder, including any advice rendered during the course of participating in negotiations, meetings or conversations with the Company, as well as any written materials provided by the Co-Managers, will be solely for the benefit and confidential use of the Company and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without the Co-Managers prior consent, provided, however, that no consent of the Co-Managers shall be necessary for the Company's use of its own confidential information or information excluded from Confidentiality under the following paragraph.

It is understood that the decision to proceed with, and the final terms of, the Offering will depend on the satisfactory results of the Co-Managers' due diligence investigation (including review of legal and accounting issues), the Company's business prospects, prevailing securities market conditions at the time of the Offering, execution of a definitive placement agency agreement (the "Placement Agency Agreement") between the Company and the Co-Managers, and final approval by the Co-Managers' respective Investment Committees. It is understood that execution of this Agreement does not assure the successful completion of any Offering.

2.	The Placement Agency Agreement. In connection with the Offering, the Placement Agency Agreement shall serve as the principal agreement between the Company and the Co-Managers. In the Placement Agency Agreement, the Company shall agree to retain the Co-Managers on an exclusive basis as its placement agents. The Company will make certain representations and warranties about itself and its business; will agree to certain covenants; and agree to indemnify the Co-Managers and their respective affiliates from Securities Act liabilities arising in connection with the Offering. The Placement Agency Agreement shall also require as conditions of closing that the Company delivers to the Co-Managers certain legal opinions, including an opinion of the Company's counsel, addressed to the Co-Managers, which provides a 10b-5 negative assurance. The Company will be required, at its own expense, to make state "blue sky" applications in such states and jurisdictions as necessary in connection with the Offering. The Placement Agency Agreement also shall require that the Company's independent accountants deliver a comfort letter addressed to the Co-Managers. The Company also will be required to deliver all other customary closing certificates. The Placement Agency Agreement shall not require the Co-Managers to purchase any of the offered securities.

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The Company will not authorize any other party to act on its behalf as investment banker or placement agent with respect to any offering involving an equity offering for a period of 180 days, commencing on the date of this letter. Nonetheless, the Co-Managers reserve the right to involve other Financial Industry Regulatory Authority, Inc. ("FINRA") member Broker Dealers in good standing in the Offering, subject to the approval of the Company, which will not be unreasonably withheld.

3.	Mutual Confidentiality. The Co-Managers and the Company (together, the "Parties") agree that during the term of the engagement being entered into herein, unless the other party has consented, or unless required by law, an industry regulator, or a court or agency of the government, the Parties will not reveal or disclose any Confidential Information of the other party to any third party, except to utilize such Confidential Information in a manner consistent with customary industry practices in connection with the provision of services under the foregoing letter, and then only to those persons who are under obligations of confidentiality similar to those set forth herein. The term "Confidential Information" means (1) confidential business or technical information or data of the Parties that is competitively and commercially valuable to the Parties and not generally known, or available by legal means, to the competitors of' the Parties or (ii) material nonpublic information about the Parties. To the extent that either party discloses Confidential Information of the other party to its agents, affiliates, representatives, and employees in a manner consistent with the first sentence of the foregoing paragraph, the Parties agree that such disclosing party will be responsible for a breach of this section by its agents, affiliates, representatives, and employees. Following the termination of the foregoing letter and this engagement, all such nonpublic Confidential Information in either party's possession will be promptly returned to the other party at the other party's request. Notwithstanding this requirement, the Parties shall be entitled to retain copies of Confidential Information to the extent that they are required to do so by law, statute or regulation or to comply with internal document retention requirements.

Neither the previous paragraph nor any restriction, non-disclosure nor use limitation or other obligation contained in the foregoing letter shall apply to information, data or item of any kind which is: (i) in the public domain, through no action of the disclosing party; (ii) already known by the disclosing party (as can be established by the disclosing party's records); (iii) disclosed to the disclosing party by any person or entity not known by the disclosing party to be under an obligation of confidentiality to the other party; or (iv) independently developed or derived by the disclosing party (as can be established by the disclosing party's records).

4.	Fees and Reimbursement of Expenses. Upon execution of this Engagement Letter, the Company shall pay to each Co-Manager a non-refundable retainer fee of $20,000 (for a total of $40,000) (the "Retainer Fee"). Additionally, the Company agrees to pay the Co-Managers an advisory fee (the "Advisory Fee") equal to:

•	two percent (2%) of the gross proceeds from shares purchased by current shareholders through the exercise of the basic subscription right; plus,

•	an additional two percent (2%) of the gross proceeds from shares purchased by current shareholders through the exercise of the basic subscription right if current shareholders exercise greater than 35% of their basic subscription rights (excluding shares purchased through exercise of the oversubscription privilege); plus,

•	five percent (5%) of the gross proceeds from shares purchased by current shareholders through the exercise of the oversubscription privilege; plus,

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•	five percent (5%) of the gross proceeds from shares purchased by standby purchasers and other purchasers (except from shares purchased by Wellington, JAM, Endicott or Cloister or any of their affiliates); plus,

•	six percent (6%) of the gross proceeds from shares purchased by Wellington, JAM, Endicott or Cloister or any of their affiliates, irrespective of which portion of the Transaction in which the shares are purchased.

The Advisory Fee shall be divided into two parts, a management fee (the "Management Fee") and a sales credit (the "Sales Credit"), which are to be calculated as follows:

•	The Management Fee equals seventy percent (70%) of the total Advisory Fee. The Company shall pay to Compass sixty percent (60%) of the Management Fee and shall pay to Boenning forty percent (40%) of the Management Fee.

•	The Sales Credit equals thirty (30%) of the total Advisory Fee. When purchasers submit orders in the Offering they may designate their shares to either Co-Manager. The Co-Managers will split the Sales Credit proportionally based upon how many shares are designated to each Co-Manager. The aggregate shares that are not designated with either Co-manager will be split fifty (50%)/fifty (50%) between the Co-Managers.

The Advisory Fee owed to the Co-Managers shall be diminished by an amount equal the aggregate Retainer Fee paid to the Co-Managers under this Engagement Letter.

In addition to the foregoing fees, and regardless of whether any Offering is consummated, the Company shall reimburse the Co-Managers for their reasonable attorney's fees and related legal expenses, not to exceed $75,000; as well as all out-of-pocket expenses incurred from time to time in connection with the provision of their services hereunder, including database and similar information charges related to third party vendors; travel-related expenses; postage, telecommunication, printing, and duplicating expenses; and any background checks on individuals required for compliance purposes, not to exceed $25,000 in aggregate. If any compensation or expenses payable to the Co-Managers pursuant to this Agreement are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of the Co-Managers' rights hereunder, including but not limited to attorneys' fees and expenses, whether collected or enforced by suit or otherwise.

5.	Indemnification. The Co-Managers and the Company have entered into a separate indemnity agreement, dated the date hereof and set forth in Appendix A hereto (the "Indemnity Agreement"), providing among other things for the indemnification of the Co-Managers by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement) in connection with the Co-Managers' engagement hereunder. The terms of the Indemnity Agreement are incorporated by reference into this letter agreement.

6.	Term and Termination. The foregoing engagement will terminate 12 months from the date of this Engagement Letter. Additionally, the Co-Managers' engagement hereunder may be terminated by either the Company or the Co-Managers at any time, with or without cause, upon written notice to the other party. Should the Agreement terminate without an Offering having been completed, if the Company, on or before the first anniversary of the date of such termination, executes an Offering with any investors contacted by the Co-Managers during the term of the engagement in connection with the Offering, the Company will pay to the Co-Managers the fees that would have been payable to the Co-Managers in accordance with Section 4 above. Termination of the Agreement will not affect (a) any party's rights to, or obligations of, confidentiality under Section 3, (b) the indemnification contemplated by Section 5 or the Indemnity Agreement, or (c) the Co-Managers' right to receive any payments owed pursuant to this Agreement.

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7.	Right of First Refusal. Effective upon the final closing date of the Offering, the Co-Managers shall have a right of first refusal for the period beginning on the final closing date and ending on the 365th day following the final closing date to act as a lead managing underwriter or a lead placement agent and book runner in connection with any public or private offering of equity securities, preferred securities or preferred securities convertible into equity securities contemplated by the Company. The Co-Managers shall have ten (10) business days from its receipt of the written terms offering such engagement (the "Written Offering Terms") in which to determine whether or not to accept such offer and, if the Co-Managers refuse, and provided that such financing is consummated (A) with another placement agent or underwriter upon substantially the same terms and conditions as the Written Offering Terms and (B) within three months after the end of the aforesaid ten (10)-business day period, this right of first refusal shall be forfeited and terminated; provided, however, if the financing is not consummated under the conditions of clause (A) and (B) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph during the remainder of such 365-day period.

8.	Advertising. Upon the consummation of any Offering, each Co-Managers may, at its own expense, produce and distribute materials announcing and describing the Offering, and its role therein, as well as place advertisements (such as a customary "tombstone" advertisement) in newspapers, magazines, and other print and online media outlets announcing and describing the Offering. The content of such materials and advertisements may include the use of the Company's logos, trademarks or other identifying marks; however, such materials or advertisements shall not disclose the financial terms of any Transaction without the Company's prior approval, other than such financial terms disclosed in press releases, public filings, or the media.

9.	Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement and the Indemnity Agreement will be governed by the laws of the Commonwealth of Virginia. Each of the Company and the Co-Managers irrevocably submit to the exclusive jurisdiction of any state or federal court of the Commonwealth of Virginia for the purpose of any suit, action or other proceeding arising out of this letter agreement or the Indemnity Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against either party. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and the Co-Managers hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with the Indemnity Agreement and this engagement letter.

10.	No Assignability. This Agreement may not be amended or otherwise modified except by a writing signed by each of the parties to this Agreement. No party may assign this Agreement without the prior written consent of the other parties. This Agreement embodies the entire agreement and understanding among the parties and supersedes any prior agreements and understandings relating to its subject matter. If any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect. This Agreement is made solely for the benefit of the Company and the Co-Managers (and, to the extent provided in Appendix A, the Indemnified Parties) and their respective successors and assigns, heirs and personal representatives, and no other person shall have or acquire any rights under or by virtue of this Agreement.

11.	No Rights in Equityholders, Creditors. This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement. The Company acknowledges and agrees that (i) the Co-Managers will act as independent contractors, (ii) the Co-Managers are not and will not be construed to be fiduciaries of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any other person by virtue of this letter agreement and the retention of the Co-Managers hereunder, all of which duties and liabilities are hereby expressly waived, and (iii) any advice rendered by the Co-Managers does not constitute a recommendation to any equityholder that such equityholder might or should take in connection with the Offering. Neither equityholders nor creditors of the Company are intended beneficiaries hereunder.

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12.	The Co-Managers; Other Advisors. It is understood and agreed, except to the extent prohibited by law or regulatory requirements, that the Co-Managers may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities that are or may be the subject of the engagement contemplated by this letter agreement. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

13.	No Restrictions on the Co-Managers' Business. The Company acknowledges that the Co-Managers are FINRA-registered broker-dealers engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. The Company acknowledges that the Co-Managers, in the ordinary course of business, may, both during and after the term of this Agreement, perform various investment banking and financial advisory services for other clients and customers who are similar companies to the Company and/or who may have conflicting interests with respect to the Company. Nothing in this Agreement shall be construed to in any way restrict or limit the Co-Managers from engaging in investment banking or financial advisory services for any such company. The Co-Managers agree not to furnish any Confidential Information of the Company to any such other companies. The Company also acknowledges that the Co-Managers have no obligation to use in connection with the purpose of this Agreement, or to furnish the Company, confidential information that the Co-Managers obtained from such other companies.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us. We look forward to working with you.

Very truly yours,

COMPASS POINT RESEARCH & TRADING, LLC

By:	/s/ D. Sloan Deerin
D. Sloan Deerin

BOENNING & SCATTERGOOD, INC.

By:	/s/ Michael C. Voinovich
Michael C. Voinovich Managing Director

Accepted and agreed as of
the date first written above:

Village Bank and Trust Financial Corp.

By:	/s/ William G. Foster
William G. Foster President & CEO

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Appendix A

Indemnity Agreement relating to Engagement Letter dated as of July 18, 2014

In connection with the engagement of Compass Point Research & Trading, LLC and Boenning & Scattergood, Inc. ("the Co-Managers") by Village Bank and Trust Financial Corp. (the "Company") under the letter agreement of even date herewith (the "Engagement Letter"), as modified or amended from time to time, the Company agrees to indemnify and hold harmless the Co-Managers and each of the Other Indemnified Parties (as defined below), to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements and liabilities, including amounts paid in settlement, (collectively, "Losses"), and expenses, including, without limitation, all reasonable fees and expenses of the Co-Managers' and each of the Other Indemnified Parties' counsel and all of the Co-Managers' and each of the Other Indemnified Parties' reasonable travel and other reasonable out-of-pocket expenses incurred in connection with the investigation of any pending or threatened claims or the preparation for, the defense of, or the furnishing of testimony or evidence in, any pending or threatened litigation, investigation or proceedings, whether or not the Co-Managers or any Other Indemnified Party is a party thereto (collectively, "Expenses"), based upon, arising out of or relating to the rendering of services by the Co-Managers contemplated under the Engagement Letter (including any services rendered prior to the date hereof) or to the Offering (as defined therein), provided that the Company will have no obligation to indemnify and hold harmless hereunder a Co-Manager with respect to any Losses or Expenses that are finally judicially determined to have resulted from the gross negligence or bad faith of that specific Co-Manager or any of the Other Indemnified Parties in performing the services that are the subject of the Engagement Letter. For the sake of clarity, in the instance that the Losses or Expenses are finally judicially determined to have resulted from the gross negligence or bad faith of one Co-Manager but not the other Co-Manager ("Not-At-Fault Co-Manager"), the Company shall still be obligated to indemnify and hold harmless the Not-At-Fault Co-Manager pursuant to the terms of this Indemnity Agreement. Expenses will be paid when and as incurred upon submission by the Co-Managers of statements to the Company. The Other Indemnified Parties are (i) the respective members, principals, partners, directors, officers, agents and employees of and counsel to the Co-Managers and their affiliates, (ii) each other person, if any, controlling the Co-Managers or any of their affiliates and (iii) the successors, assigns, heirs and personal representatives of any of the foregoing.

If for any reason the foregoing indemnification is unavailable to the Co-Managers or any of the Other Indemnified Parties or is insufficient to hold them harmless in respect of any Losses or Expenses, the Company will contribute to the amount paid or payable by the Co-Managers or any of the Other Indemnified Parties as a result of such Losses and Expenses in such proportion as is appropriate to reflect (1) the relative benefits (or anticipated benefits) to the Company and its stockholders, on the one hand, and the Co-Managers and the Other Indemnified Parties, on the other hand, or, (2) if such allocation is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the respective parties, but also the relative fault of the Company, its directors, officers, employees, agents and advisers (other than the Co-Managers) on the one hand, and the Co-Managers and the Other Indemnified Parties on the other hand, and (3) any other relevant equitable considerations; provided that the amount required to be contributed by the Co-Managers and the Other Indemnified Parties hereunder will not exceed the total amount of fees paid to the Co-Managers pursuant to the Engagement Letter and otherwise in connection with the Offering. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above.

If any litigation, investigation or proceeding is commenced as to which the Co-Managers propose to demand indemnification, the Co-Managers will notify the Company with reasonable promptness; provided, however, that the Company will be relieved from its obligations hereunder only to the extent the Company has been prejudiced by any failure or delay of notification. The Company may assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Co-Managers or such Other Indemnified Parties and the payment of the fees and expenses of such counsel. In the event (i) the Co-Managers or any such Other Indemnified Party reasonably determines, upon the advice of counsel, that having common counsel would present a conflict of interest or that, where the Co-Managers and Other Indemnified Parties are defendants or targets, there may be legal defenses available to it or them that are different from or in addition to those available to the Company, or (ii) the Company fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Co-Managers or such Other Indemnified Party in a timely manner, then the Co-Managers or such Other Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Company will pay the reasonable and customary fees and disbursements of such separate counsel (in addition to local counsel, as needed) for the Co-Managers and such Other Indemnified Parties. The Co-Managers will reasonably cooperate with the Company and its counsel (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of its defenses). The Company will not be liable for any settlement of any claim against the Co-Managers or any of the Other Indemnified Parties made without the Company's written consent, which consent will not be unreasonably withheld.

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The obligations of the Company hereunder will (i) be in addition to any liability the Company may otherwise have, (ii) survive the completion or termination of the Co-Managers' engagement hereunder, and (iii) be binding upon any successors and assigns of the Company. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Indemnity Agreement, the Company will notify the Co-Managers in writing and, if requested by the Co-Managers, will arrange alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to the Co-Managers.

The Company agrees that it will not, without the Co-Managers' prior written consent, which consent shall not be unreasonably withheld or delayed, settle any pending or threatened litigation, investigation or proceeding relating in any way to the transactions contemplated under the Engagement Letter unless such settlement (i) provides an unconditional release of the Co-Managers and the Other Indemnified Parties from any and all claims and liabilities (whether or not the Co-Managers and the Other Indemnified Parties are named) and (ii) contains no statement as to an admission of fault, culpability or failure to act by or on behalf of the Co-Managers or the Other Indemnified Parties.

Reference is made to the Engagement Letter for provisions relating to governing law, jurisdiction and waiver of jury trial, which are applicable hereto.

This Indemnity Agreement may not be modified or amended except in writing executed by the parties hereto. This Indemnity Agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

Agreed and Accepted:

Village Bank and Trust Financial Corp.

By:	/s/ William G. Foster
	Name:	William G. Foster
	Title:	President & CEO

Compass Point Research & Trading, LLC

By:	/s/ D. Sloan Deerin
D. Sloan Deerin Managing Director

Boenning & Scattergood, Inc.

By:	/s/ Michael C. Voinovich
Michael C. Voinovich Managing Director

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January 13, 2015

VIA ELECTRONIC MAIL

Board of Directors

Village Bank and Trust Financial Corp.

13319 Midlothian Turnpike

Midlothian, Virginia 23113

Attention: William G. Foster

President and Chief Executive Officer

Re: Amendment of Engagement Letter

Dear Mr. Foster:

By letter dated July 18, 2014 (the “Engagement Letter”), Compass Point Research & Trading, LLC and Boenning & Scattergood, Inc. (each a “Co-Manager” and collectively, “Co-Managers”) set forth the terms of their engagement as the Co-Managers of Village Bank and Trust Financial Corp.’s (the “Company”) proposed standby rights offering (and any other offering of common equity) of the Company’s equity securities (the “Offering”). The Company accepted the Engagement Letter as of July 18, 2014.

Upon further review of the Engagement Letter and in order to clarify certain provisions of the Engagement Letter, the Co-Managers propose to amend the Engagement Letter as follows:

1.            The second paragraph of Section 2 is amended to delete the first sentence thereof and replace it with the following:

“The Company will not authorize any other party to act on its behalf as investment banker or placement agent with respect to any offering involving an equity offering for a period of 180 days, commencing on the date of this letter; provided, however, in the event of termination of this letter prior to the expiration of such period, said restriction shall lapse.”

2.            Section 4 is hereby amended to delete the first sentence of said section and replace it with the following:

“Upon execution of this Engagement Letter, the Company shall pay each Co-Manager a retainer fee of $20,000 (for a total of $40,000) (the “Retainer Fee”).”

3.            Section 4 is hereby amended to delete the sixth bullet in its entirety under the first paragraph of the section addressing the potential for an advisory fee of 6% in the event of purchases by certain potential investors.

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4.            The third and fourth paragraphs of Section 4 are deleted in their entirety and replaced with the following:

“In addition to the foregoing fees, and regardless of whether any Offering is consummated, except as otherwise provided herein, the Company shall reimburse the Co-Managers for their reasonable attorney’s fees and related legal expenses, not to exceed $75,000; as well as all out-of-pocket expenses incurred from time to time in connection with the provision of their services hereunder, including database and similar information charges related to third party vendors; travel related expenses; postage, telecommunication, printing, and duplicating expenses; and any background checks on individuals required for compliance purposes, not to exceed $25,000 in aggregate.

The Retainer Fee represents a reasonable advance against the Co-Managers’ reasonable attorney’s fees and related expenses as well as out-of-pocket expenses expected to be incurred in connection with the provision of the services thereby as set forth herein. In the event the Co-Managers’ reimbursable expenses incurred in connection with the services rendered pursuant to the Engagement Letter are less than the Retainer Fee, any such excess of the Retainer Fee remaining shall be refunded to the Company. Notwithstanding anything to the contrary herein, in the event the Offering is consummated, in no event shall the aggregate amount of expenses for which the Co-Managers are reimbursed, when aggregated with the aggregate amount of the Advisory Fee paid thereto pursuant to Section 4 of the Engagement Letter, amount in the aggregate to more than eight percent (8%) of the gross proceeds from the sale of shares sold in the Offering. If any compensation or expenses payable to the Co-Managers pursuant to this Agreement are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of the Co-Managers’ rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise.”

All other terms, conditions and obligations of the parties to the Engagement Letter remain in full force and effect and shall otherwise be unaffected.

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Please confirm that the foregoing correctly sets forth our agreement with regard to the amendment of the Engagement Letter by signing and returning to the Co-Managers a copy of this letter.

Very truly ours,

COMPASS POINT RESERARCH &
TRADING, LLC

By:	/s/ D. Sloan Deerin
D. Sloan Deerin
Managing Director

BOENNING & SCATTERGOOD, INC.

By:	/s/ Michael C. Voinovich
Michael C. Voinovich
Managing Director

Accepted and agreed to as of the date first written above:

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ William G. Foster
William G. Foster
President and Chief Executive Officer

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